Exhibit 99.1


              IMMEDIATE RELEASE                         January 18, 2005
              CONTACTS:
              Brent Larson,                             Tim Ryan,
              Vice President/CFO                        The Trout Group
              614 793 7500                              212 477 9007
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        NEOPROBE FORMS SUBSIDIARY TO DEVELOP CELLULAR THERAPY TECHNOLOGY
      Technology Provided Positive Clinical Results in Variety of Diseases Conference Call 11:00 a.m., January, 19, 2005 to Discuss Subsidiary Formation

DUBLIN, OHIO - January 18, 2005 -- Neoprobe Corporation (OTCBB: NEOP), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, today announced that it has formed a new corporation, CIRA Biosciences, Inc. (CIRA Bio), to explore the development of patient specific cellular therapies that have shown positive patient responses in a variety of clinical settings. CIRA Bio will combine Neoprobe's Activated Cellular Therapy
(ACT) technology for patient specific oncology treatment with similar technology licensed from CIRA LLC for treating viral (HIV/AIDS and hepatitis) and autoimmune diseases. Following a strategic assessment of the technology by a third party, CIRA Bio intends to raise capital, in the second half of 2005, to support the formal re-activation of development activities surrounding these technologies.

Following the formation of CIRA Bio, Neoprobe owns approximately 90% of the outstanding shares of CIRA Bio with the remaining shares being held by the principals of CIRA LLC. In conjunction with the formation of CIRA Bio, an amended technology license agreement also was executed with The Ohio State University Research Foundation (OSURF) from whom both Neoprobe and CIRA LLC had originally licensed or optioned the various cellular therapy technologies. As a result of the cross-license agreements, CIRA Bio has the development and commercialization rights to three issued U.S. patents, No. 5,814,295; No. 6,093,381 and No. 6,713,054; that cover the oncology and autoimmune applications of its technology. In addition, CIRA Bio has license to several pending patent applications.

CIRA Bio has contracted with researchers at Battelle Memorial Institute to complete a commercialization assessment for the cellular therapy approaches. CIRA Bio expects to form a scientific advisory group in the near future to assist in the further development of the clinical and regulatory strategies for the company.

John L. Ridihalgh, Ph.D. has been appointed Chief Scientific Officer and Interim President & CEO of CIRA Bio. Dr. Ridihalgh said, "We are eager to advance this technology and bring it to benefit patients as it was intended. Phase I clinical trials completed in oncology, HIV/AIDS, and chronic fatigue syndrome in the late 1990's have all shown patient benefit. The favorable responses achieved by these trials provide a strong foundation to move our technology toward commercialization. We have collaborations in place with researchers at the Cleveland Clinic and the University of Miami, Florida, who have previously conducted clinical studies with the technology. In addition, CIRA Bio will be assuming Neoprobe Corporation' established IND for the potential initiation of a Phase II study in oncology patients"

David C. Bupp, President and CEO of Neoprobe said, "The formation of CIRA Bio and the completion of the license agreement with OSURF afford the new company with the opportunity to develop individualized patient therapies to treat a variety of diseases. In addition to engaging Battelle to assist in the development of a commercial assessment, we will be forming a scientific advisory group specific for the cellular therapy business in the coming months. Our goal is to attract capital for CIRA Bio to support the clinical development and commercialization of the ACT products."

                                    - more -

NEOPROBE CORPORATION

ADD-2

Neoprobe's CEO, David Bupp, will discuss the formation and strategy for CIRA Bio via a conference call scheduled for 11:00 AM EDT tomorrow, January 19, 2005. Participants may dial-in by calling (888) 823-7457 from the United States and Canada or by calling (973) 582-2718 internationally. A replay of the call will be available for one week by calling (877) 519-4471 (Replay PIN Number: 5619599) from the United States and Canada or by calling (973) 341-3080 internationally.


About Neoprobe

Neoprobe develops and provides innovative surgical and diagnostic products that enhance patient care by meeting the critical decision making needs of healthcare professionals. Neoprobe currently markets the neo2000(R) line of gamma detection systems that are widely used by cancer surgeons for intraoperative lymphatic mapping. Neoprobe is also in the process of commercializing the Quantix(R) line of blood flow measurement products developed by its subsidiary, Cardiosonix Ltd., that are designed to be used by cardiovascular surgeons, neurosurgeons and critical care physicians. In addition, Neoprobe holds significant interests in the development of related biomedical systems and agents including Lymphoseek(TM) and RIGScan(R) CR. Lymphoseek is an investigational drug being developed as a lymphatic tracing agent in conjunction with the University of California, San Diego. The RIGS(R) system is an investigational technology that combines the Company's gamma detection device technology with a proprietary disease-specific radiolabeled cancer targeting agent, and a patented surgical method to get real-time information to locate tumor deposits that may not be detectable by conventional methods. Before surgery, a cancer patient is injected with one of the targeting agents, which circulates throughout the patient's body and binds specifically to cancer cell antigens or receptors. Concentrations of the targeting agent are then located during surgery by the company's gamma-detection instrument, which emits an audible tone to direct the surgeon to targeted tissue. The Company's strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions.

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company's plans and strategies, expectations for future financial performance, new and existing products and technologies, and markets for the Company's products, are forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company's continuing operating losses, uncertainty of market acceptance of its product, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company's most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.